Exhibit 32.1

CEO Certification

I, T. Curtis Holmes, Jr., Chief Executive Officer of MetaSolv, Inc. (the “Company”), hereby certify that the accompanying Quarterly Report on Form 10-Q for the period ending June 30, 2006, filed with the Securities and Exchange Commission on the date hereof pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Report”) by the Company fully complies with the requirements of that section.

I further certify that the information contained in the Report fairly presents, in all material aspects, the financial condition and results of operations of the Company.

/s/ T. Curtis Holmes, Jr.
Name:	T. Curtis Holmes, Jr.
Chief Executive Officer
August 4, 2006